EXHIBIT 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT

GRANT AGREEMENT

                THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”), effective as of the 30th day of July, 2014 (the “Grant Date”), between Health Care REIT, Inc., a Delaware corporation (the “Corporation”), and Thomas J. DeRosa (the “Participant”).

WITNESSETH:

                WHEREAS, the Participant is an employee and executive officer of the Corporation;

                WHEREAS, the Corporation adopted the Amended and Restated Health Care REIT, Inc. 2005 Long-Term Incentive Plan (the “Plan”) in order to provide non-employee directors and select officers and key employees with incentives to achieve long-term corporate objectives; and

                WHEREAS, the Compensation Committee of the Corporation’s Board of Directors has determined that the Participant shall be granted Performance Based Restricted Stock Units with respect to shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), based upon satisfaction of certain performance objectives established by the Compensation Committee and the continued employment of the Participant, on the terms and conditions set forth below.

                NOW, THEREFORE, in consideration of the past and future services provided to the Corporation by the Participant and the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                1.             Grant of Restricted Stock Units.

                (a)  The Corporation hereby grants to the Participant a number of Restricted Stock Units with respect to a total of 15,618 shares of Common Stock subject to satisfaction of the vesting conditions and other terms set forth in this Agreement.  The Participant shall not be required to make any payment to the Corporation (other than his or her past and future services to the Corporation) in exchange for such Restricted Stock Units or in exchange for the issuance of shares of Common Stock upon settlement of any fully vested Restricted Stock Units.  This Award has been granted pursuant to the Plan and is subject to all the terms and provisions thereof which are incorporated by reference into this Agreement.

                (b)  Except as otherwise specifically provided in this Agreement, the Participant shall have no rights as a stockholder of the Corporation by virtue of any Restricted Stock Units granted under this Agreement unless and until shares of Common Stock are issued to the Participant upon settlement of the Restricted Stock Units.

                2.             Performance Goals.

                (a)           The Restricted Stock Units will provisionally vest based upon the Participant’s achievement of the performance goals set forth below in Section 2(b) during the one-year performance period that began on April 13, 2014 and ends on April 12, 2015 (the “Performance Period”).

                (b)           As soon as practicable but in no event later than the date sixty (60) days following the end of the Performance Period, the Compensation Committee shall determine in its sole and absolute discretion the number of Restricted Stock Units that will provisionally vest as follows:

                                1)            Up to 50% of the Restricted Stock Units (7,809) will become provisionally vested on the basis of the Participant’s successful completion of the restructure of the Corporation’s management team as described in further detail in Exhibit A-1 as determined by the Compensation Committee.

                                2)            Up to 50% of the Restricted Stock Units (7,809) will become provisionally vested on the basis of the Participant’s successful implementation of the Corporation’s international strategy as described in further detail in Exhibit A-2 as determined by the Compensation Committee.

                (c)           To the extent the Performance Goals are not achieved, any unvested Restricted Stock Units will be automatically cancelled at the time that the Compensation Committee determines the extent to which Participant has achieved the Performance Goals, except as otherwise provided in Section 6 of this Agreement.

                3.             Vesting.

                (a)           Subject to the satisfaction of the Performance Goals and the terms and conditions of this Agreement, if and to the extent the Performance Goals are achieved, any Restricted Stock Units that provisionally vested shall fully vest in three installments as long as the Participant remains continuously employed by the Corporation or a Subsidiary from the Grant Date until the applicable vesting date, or at such earlier time as the Restricted Stock Units may fully vest pursuant to Section 6 of this Agreement.  In the absence of any accelerated vesting under Section 6, any Restricted Stock Units that provisionally vested upon achievement of the Performance Goals shall fully vest in accordance with the following schedule:

                                (1) one-third of the Restricted Stock Units provisionally vested based upon achievement of the Performance Goals will fully vest on the later of the date that the Compensation Committee certifies the achievement of the Performance Goals or April 13, 2015;

                                (2)  one-third will fully vest on April 13, 2016; and

                                (3)  one-third will fully vest on April 13, 2017.

                (b)           The Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant, and the shares of Common Stock potentially issuable to the Participant pursuant to these Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such shares are so issued.  Any attempt to dispose of the Restricted Stock Units in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

                4.             Deferred Settlement.

                                (a)           The settlement of any fully vested Restricted Stock Units shall be automatically deferred until the date (i) the Participant experiences a “separation from service” as defined under Treas. Reg. §1.409A-1(h) promulgated under Section 409A of the Code (“Section 409A”), (ii) an event described in Treas. Reg. §1.409A-3(i)(5) promulgated under Section 409A, including a change in the ownership or effective control of the Corporation, or (iii) the Participant’s death (the “Payment Event”).  The Corporation shall determine when the Participant has experienced a “separation from service” for purposes of Section 409A of the Code.

                                (b)           Upon the Payment Event, (i) the Corporation shall cause a number of shares of Common Stock equal to the number of fully vested Restricted Stock Units to be issued to the Participant in book entry form and registered in the name of the Participant, but not before the Participant has made arrangements satisfactory to the Corporation for tax withholding (as required by Section 5 below) and (ii) the Corporation shall distribute to the Participant a cash payment equal to the fully vested dollar amount then accumulated in his vested account, as described in Section 7.  Evidence of ownership of such shares of Common Stock and any cash distribution shall be delivered to the Participant (or to his or her designated nominee) within sixty (60) days following the Payment Event.  Once shares of Common Stock have been issued, the corresponding vested Restricted Stock Units shall be considered cancelled and shall be of no further force or effect.

                                (c)           Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of section 409A of the Code at the time of a Payment Event, if the Payment Event is a result of such Participant’s “separation from service” (within the meaning of Section 409A of the Code) as determined by the Corporation, other than due to such Participant’s death, then any fully vested Restricted Stock Units will be settled within 30 days following the date which is six (6) months and one (1) day following the date of the Participant’s “separation from service.”

                                (d)           Prior to the settlement of any fully vested Restricted Stock Units, such Restricted Stock Units will represent an unfunded and unsecured obligation of the Corporation, payable only from the general assets of the Corporation to the extent and under the terms set forth in this Agreement.

                5.             Tax Withholding.

                The Corporation shall notify the Participant of the amount of tax that must be withheld by the Corporation under all applicable federal, state and local tax laws upon the vesting and payment of any deferred Restricted Stock Units.  The Participant agrees to make arrangements with the Corporation to (a) remit the required amount to the Corporation in cash, (b) deliver to the Corporation shares of Common Stock currently held by the Participant (including shares issuable under the vested Restricted Stock Units) with a value per share equal to the then current fair market value of the Common Stock, (c) authorize the deduction of the required amount from the Participant’s compensation, and/or (d) otherwise provide for payment of the required amount in a manner satisfactory to the Corporation that conveys a benefit to the Corporation.

                6.             Termination of Employment.

                                (a)           If the Participant’s employment with the Corporation terminates, the provisions of this Section 6 shall govern the treatment of this award exclusively, regardless of the provision of any other agreement or arrangement to which the Participant is a party, or any termination or severance policies of the Corporation then in effect, which shall be superseded by this Agreement.   Notwithstanding the foregoing, the Corporation intends that this Agreement not be in conflict with the terms of the Participant’s Employment Agreement, and accordingly, to the extent the Participant is required to deliver an effective release as a condition to receiving severance benefits under the Participant’s Employment Agreement upon certain termination events, the acceleration of vesting and any payments to be received by the Participant hereunder as a result of such termination event shall also be conditioned upon and subject to the Participant’s delivery of an effective release.

                                (b)           Termination for Cause or Without Good Reason.  If the Participant’s employment with the Corporation is involuntarily terminated for “Cause” (as defined in the Participant’s Employment Agreement) before all Restricted Stock Units are fully vested, or if the Participant voluntarily terminates his employment with the Corporation without Good Reason (as defined in the Participant’s Employment Agreement)(other than after a Change in Corporate Control (as described in subsection (e) below) occurring before all Restricted Stock Units are fully vested or as provided in subsections (c) or (d) below), including any termination after the term of the Participant’s Employment Agreement expires by reason of the Participant’s election not to extend the term of the Employment Agreement, any Restricted Stock Units that have not previously become fully vested and have not previously been forfeited (and the corresponding Dividend Equivalent Rights) shall immediately be forfeited.

                                (c)           Termination of Employment for Certain Events Prior to the End of the Performance Period.

                                                (i)            If the Participant’s employment is terminated involuntarily without Cause or the Participant resigns for Good Reason both prior to the end of the Performance Period and in connection with a Change in Corporate Control (as described in further detail in Section 6 of the Participant’s Employment Agreement), the Restricted Stock Units shall become fully vested based upon a determination of actual level of achievement of the Performance Goals by the Compensation Committee both (A) immediately prior to the occurrence of the Change in Corporate Control and (B) at the time of such termination of employment, whichever would result in the greater amount of vesting to the Participant.  If the Participant’s employment is terminated involuntarily without Cause or for Good Reason both prior to the end of the Performance Period and not in connection with a Change in Corporate Control, the Restricted Stock Units shall become vested based upon a determination of actual level of achievement of Performance Goals by the Compensation Committee of the Board as of the end of the quarter immediately preceding the Executive’s termination.  Settlement of any fully vested Restricted Stock Units will be deferred or settled in accordance with Section 4.

                                                (ii)           If the termination of the Participant’s employment occurs as a result of the Participant’s death or after a finding of the Participant’s permanent and total disability, the Participant shall fully vest in a pro-rated number of Restricted Stock Units determined by multiplying the award by a fraction, the numerator of which shall be the number of full and partial months in which the Participant was employed by the Corporation in the Performance Period and the denominator of which shall be twelve (12).  Settlement of any fully vested Restricted Stock Units will be deferred or settled in accordance with Section 4.

                                (d)           Termination of Employment for Certain Events Following the End of the Performance Period.

                                                (i)            If the Participant’s employment is terminated involuntarily without Cause or the Participant resigns for Good Reason following the end of the Performance Period, including an involuntary termination without Cause as a result of the Corporation’s election not to extend the term of the Participant’s Employment Agreement, or in the event of a Change in Corporate Control, full vesting of any provisionally vested Restricted Stock Units then outstanding shall be accelerated and settlement of such Restricted Stock Units shall be deferred or settled in accordance with Section 4.

                                                (ii)           If the termination of the Participant’s employment occurs as a result of the Participant’s death or after a finding of the Participant’s permanent and total disability, full vesting of any provisionally vested Restricted Stock Units then outstanding shall be accelerated and settlement of such Restricted Stock Units shall be deferred or settled in accordance with Section 4.

                                (e)           For purposes of this Section 6, a “Change in Corporate Control” shall have the meaning set forth in the Participant’s Employment Agreement.  To the extent that there is a conflict between the definition set forth in the Participant’s Employment Agreement and the definition set forth in the Plan, the definition of “Change in Corporate Control” set forth in the Participant’s Employment Agreement shall control.

                7.             Dividend Equivalent Rights.

(a)           The Participant shall have an unvested and vested account for purposes of this Section 7.  During such time as any of the Restricted Stock Units remain outstanding and not yet fully vested, whenever the Corporation pays dividends on the Common Stock, the Participant’s unvested account shall be credited with an amount equal to the dividends that would have been payable with respect to the underlying shares of Common Stock if such Restricted Stock Units were outstanding shares of Common Stock on the dividend record date (“Dividend Equivalent Rights”).  Whenever the Corporation pays dividends on the Common Stock, the Participant’s vested account shall be credited with vested Dividend Equivalent Rights for all outstanding and fully vested Restricted Stock Units.

(b)           When any or all of the Restricted Stock Units with respect to which the Participant has been granted Dividend Equivalent Rights fully vest, the Participant shall become vested  in an amount equal to (i) the dollar amount then accumulated in his or her unvested account, as described above, and not previously forfeited, multiplied by (ii) a fraction, (A) the numerator of which shall be the number of Restricted Stock Units that become fully vested on such date and (B) the denominator of which shall be the sum of such number and the total number of Restricted Stock Units that have not yet fully vested or been forfeited.  Any vested amounts shall then be transferred to Participant’s vested account.

                                (c)           Upon termination or forfeiture of all or any portion of the Restricted Stock Units, all rights and claims to the corresponding Dividend Equivalent Rights will be terminated.

                                (d)           All amounts held in a Participant’s vested account shall be distributed in cash at the same time that the corresponding fully vested Restricted Stock Units are settled in accordance with Section 4.  No distribution shall be made until the Participant has made arrangements with the Corporation to withhold all applicable payroll taxes from the distribution, or to satisfy the tax withholding obligations in some other manner, as described in Section 5 above.

                8.             Securities Laws.

                                The Corporation may from time to time impose such conditions on the vesting of the Restricted Stock Units, and/or the issuance of shares of Common Stock upon settlement of the Restricted Stock Units, as it deems reasonably necessary to ensure that any grant of Restricted Stock Units and issuance of shares under this Agreement will satisfy the applicable requirements of federal, state and foreign securities laws.  Such conditions may include, without limitation, the partial or complete suspension of the right to receive shares of Common Stock upon the settlement of the Restricted Stock Units until the Common Stock has been registered under the Securities Act of 1933, as amended.  In all events, if the issuance of any shares of Common Stock is delayed by application of this Section 9, such issuance shall occur on the earliest date on which it would not violate applicable law.

                9.             Grant Not to Affect Employment.

                                Neither this Agreement nor the Restricted Stock Units granted hereunder shall confer upon the Participant any right to continued employment with the Corporation.  This Agreement shall not in any way modify or restrict any rights the Corporation may have to terminate such employment under the terms of the Participant’s Employment Agreement with the Corporation.

             10.          Adjustments to Restricted Stock Units.

                                In the event of any change or changes in the outstanding Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the number of Restricted Stock Units granted to the Participant under this Agreement, as well as the number of related Dividend Equivalent Rights, shall be adjusted by the Compensation Committee pursuant to Section 11.2 of the Plan in such manner as the Committee deems appropriate to prevent substantial dilution or enlargement of the rights granted to the Participant.

                11.          Miscellaneous.

                                (a)           This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

                                (b)           The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

                (c)           The provisions of the Plan are hereby made a part of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.

                                (d)           All Restricted Stock Units granted under this Agreement are intended to be compliant with Section 409A of the Code, and shall be interpreted, construed and operated to reflect this intent.  Notwithstanding the foregoing, this Agreement may be amended at any time by the Corporation, without the consent of any party, to the extent that it is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Corporation shall not be under any obligation to make any such amendment.  Nothing in this Agreement shall provide a basis for any person to take action against the Corporation based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Restricted Stock Units granted under this Agreement, and under no circumstances shall the Corporation shall have any liability to the Participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.

                                (e)           The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to principles of conflicts of law; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, shall be governed by the Delaware General Corporation Law.

                IN WITNESS WHEREOF, the parties have executed this Performance-Based Restricted Stock Unit Grant Agreement on the date and year first above written.

HEALTH CARE REIT, INC.                                                          PARTICIPANT:

By: /s/ Erin C. Ibele                                                                             /s/ Thomas J. DeRosa

                Erin C. Ibele                                                                          Thomas J. DeRosa